Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Provides Business Update and 2015 Financial Guidance

Integration of Lumara Health acquisition substantially complete

Estimated pro forma fourth quarter 2014 product sales of $74 million

2015 sales guidance of $355 million represents +300% increase over 2014 sales

WALTHAM, MA (January 11, 2015) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today provided a business update, including preliminary unaudited 2014 fourth quarter and annual financial results and its financial outlook for 2015. The company will present further details at the 33rd Annual J.P. Morgan Healthcare Conference in San Francisco on Wednesday, January 14, 2015, at 8:00 a.m. Pacific time.

“The preliminary 2014 financial results and 2015 guidance that we are issuing today both reinforce the key themes of continuing operational excellence on our current business and the transformative nature of our acquisition of Lumara Health in November 2014,” said William Heiden, president and chief executive officer of AMAG. “In 2014, the AMAG team drove nearly 20% sales growth for Feraheme® in the U.S., now in its sixth year since launch. We have rapidly integrated the Lumara Health business, and the positive financial impact of our new maternal health division is already apparent in our fourth quarter results, and is even more evident in the 2015 financial guidance issued today.”

Preliminary 2014 Financial Results (unaudited)

AMAG’s preliminary unaudited financial results for the fourth quarter and full year 2014 include the results of Lumara Health, effective from the closing date of the acquisition (November 12, 2014) through the end of 2014.

•                  Fourth Quarter 2014

•                  AMAG expects total revenues of between $52.8 million and $54.5 million.  This includes approximately $6.0 million of revenue recognized from AMAG’s collaboration agreement with Takeda Pharmaceutical Company Limited (Takeda) for commercialization of Feraheme (ferumoxytol) Injection/RiensoTM outside of the U.S., which was mutually terminated in December 2014.

•                  Net product sales totaled between $47.2 million and $48.2 million, including between $23.8 million and $24.3 million of sales from Feraheme in the U.S. (which includes approximately $1.8 million in revenue associated with a favorable change in estimated Feraheme product returns reserves) and between $23.1 million and $23.6 million of sales from Makena®(hydroxyprogesterone caproate injection).

January 11, 2015	AMAG Pharmaceuticals, Inc.

•                  Total operating expenses are expected to be between $41.5 million and $42.8 million.  Excluding non-cash and one-time charges(1), adjusted operating expenses are expected to be between $28.2 million and $29.5 million, which includes Lumara Health expenses from the closing date.

•                  AMAG expects pro forma net product sales of between $72.7 million and $74.7 million for the fourth quarter of 2014. The pro forma amounts represent total net product sales as if the acquisition of Lumara Health (and Makena) had occurred as of the beginning of the fourth quarter.

•                 Full Year 2014

•                  AMAG expects 2014 total revenues of between $123.8 million and $125.5 million. This includes approximately $14.0 million of revenue recognized from AMAG’s collaboration agreement with Takeda.

•                  Net product sales totaled between $110.1 million and $111.1 million. U.S. Feraheme net sales are expected to be between $85.8 million and $86.3 million and Makena sales are expected to be between $23.1 million and $23.6 million. The 19% growth in 2014 Feraheme sales over 2013 was driven by significant increases in volume, as well as increasing net revenue per gram.

•                  Total operating expenses for 2014 are expected to be between $104.6 million and $105.9 million.  Excluding non-cash and one-time charges(2), adjusted operating expenses are expected to be between $84.2 million and $85.5 million, which includes Lumara Health expenses from the closing date.

•                  AMAG expects 2014 pro forma net product sales of between $252.0 million and $255.5 million, including U.S. Feraheme net product sales and pro forma Makena sales of $165.0 million to $168.0 million. The pro forma amounts represent total net product sales as if the acquisition of Lumara Health (and Makena) had occurred as of the beginning of 2014.

•                  The company ended 2014 with approximately $143.6 million in cash and investments, $540 million in debt and 25.6 million basic shares outstanding.

Additional Business Updates

•                  As part of a multi-pronged line extension/lifecycle management program for Makena, the company announced today that a preservative-free, single-dose (1 mL) vial for Makena has been filed and is under review at the U.S. Food and Drug Administration (FDA) with a decision expected in the second quarter of 2015. Makena is currently only available in a 5-dose (5 mL) vial.

•                  In June 2014, AMAG proposed to the FDA certain changes to the current Feraheme label for the treatment of iron deficiency anemia (IDA) in adult chronic kidney disease (CKD) patients to mitigate the risk of hypersensitivity. In January 2015, the FDA responded with recommended label changes that go beyond what the company proposed in June 2014. The company plans to submit a response to the FDA’s recommendations and will work with the FDA to finalize an updated label.

(1)  Non-cash and one-time charges include $10.9 million of transaction-related expenses and severance related to the Lumara Health acquisition in November 2014 and stock compensation of $2.4 million.

(2)  Non-cash and one-time charges include $11.9 million of transaction-related expenses and severance related to the Lumara Health acquisition in November 2014 and stock compensation of $8.5 million.

•                  AMAG is awaiting feedback from the FDA regarding the study design that AMAG submitted to the FDA in 2014 to generate additional safety data to support expansion of the U.S. Feraheme label beyond the current CKD indication to include all adult patients with IDA who have failed or cannot tolerate oral iron treatment.

•                  As announced in December 2014, AMAG will regain all worldwide development and commercialization rights for Feraheme/Rienso following the transfer of marketing authorizations. Previously, Takeda had been commercializing the product outside of the U.S. under a March 2010 license arrangement with AMAG.

2015 Financial Outlook

The company expects to achieve the following in 2015:

•                  Total revenue of between $380 million and $420 million, including:

•                  Total product sales of between $335 million and $375 million, including:

•                  Makena net sales of between $245 million and $270 million;

•                  Feraheme and MuGard net sales of between $90 million and $105 million; and

•                  Collaboration revenue of approximately $45 million related to the Takeda agreement, which was mutually terminated in December 2014, most of which is non-cash.

•                  Non-GAAP adjusted EBITDA(3) of between $180 million and $200 million; and

•                  Non-GAAP cash earnings(3) of between $150 million and $170 million.

Heiden concluded by stating, “2014 was a transformative year for AMAG. We are now on track to becoming a highly profitable specialty pharmaceutical company with strong growth potential across a diversified portfolio in attractive market segments. I want to thank my colleagues for their unwavering commitment to excellence and to pursuing opportunities that make real differences in the lives of thousands of patients and their families. As we begin 2015, we are excited by our prospects for future growth and shareholder value creation through continued revenue growth from our current products and future portfolio expansion.”

Webcast Information

A live audio webcast of the company’s presentation and the following breakout session, along with the accompanying slide presentation at the 33rd Annual J.P. Morgan Healthcare Conference, will be accessible through the Investors section of the company’s website at www.amagpharma.com on January 14, 2015 at 8:00 a.m. P.T. (11:00 a.m. E.T.).  Following the conference, the webcast will be archived on the company’s website until February 14, 2015.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on maternal health, anemia and cancer supportive care. The primary goal of AMAG and its maternal health division, Lumara HealthTM, is to bring to market therapies that provide clear benefits and improve patients’ lives. In addition

(3)  See summary of non-GAAP adjustments at conclusion of press release to continuing to pursue opportunities to make new advancements in patients’ health and to enhance treatment accessibility, AMAG intends to continue to expand and diversify its portfolio through the in-license or purchase of additional pharmaceutical products or companies. For additional company information, please visit www.amagpharma.com.

About Makena® (hydroxyprogesterone caproate injection)

Makena® is a progestin indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure.

Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional U.S. product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol) Injection /Rienso

Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by five issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

Ferumoxytol received marketing approval in Canada in December 2012, where it has been marketed by Takeda as Feraheme, and in the European Union in June 2013 where it has been marketed by Takeda as Rienso. Ferumoxytol received marketing approval in Switzerland in August 2013. Takeda had been commercializing the product outside of the U.S. under a license arrangement with AMAG.  In December 2014, AMAG and Takeda mutually agreed to terminate the license arrangement and are in the process of transferring the licensed rights back to AMAG.

Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components. Serious hypersensitivity reactions, including anaphylactic-type reactions, have been reported in patients receiving Feraheme/Rienso. Serious adverse reactions of clinically significant hypotension have been reported in the post-marketing experience of Feraheme.

For additional U.S. product information, including full prescribing information, please visit www.feraheme.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other federal securities laws. Any statements contained herein which do not describe historical facts, including among others, statements regarding AMAG’s expectations as to preliminary fourth quarter and full year financial results, including total revenues, net product sales (actual and pro forma), and operating expenses; expectations regarding integration efforts and status for the Lumara Health division and expectations as to related synergy cost savings, the performance of Makena and the resulting impact on AMAG’s fourth quarter, full year and future financial results; the relationship between AMAG and Takeda and transitioning activities; beliefs regarding AMAG’s position for portfolio expansion and growth, as well as AMAG’s growth potential; plans to create shareholder value; expected timing and nature of interactions with the FDA and EMA and other regulatory authorities, including label changes, study designs and expansion of the product label, and any regulatory decisions resulting from such interactions; and AMAG’s 2015 financial outlook, including potential profitability (and the magnitude thereof), Makena product sales, Feraheme product sales (which range takes into account expected label changes), adjusted EBITDA and cash earnings, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others: (1) demand for Feraheme and AMAG’s ability to successfully compete in the intravenous iron replacement market as a result of the FDA’s recommended label changes, including a boxed warning which would provide, among other things, (i) that Feraheme be administered only when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions, (ii) observation for signs or symptoms of hypersensitivity reactions during and for at least 30 minutes following infusion and (iii) that hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated; (2) the outcome and timing of the process in accordance with Section 505(o) of the Federal Food, Drug and Cosmetic Act whereby the FDA is authorized to require AMAG to make safety-related label changes, including prescribed periods for submitting proposed changes to the label recommended by the FDA; (3) the impact on sales if AMAG disseminates future Dear Healthcare Provider letters; (4) the ability of AMAG to invest in the development and commercialization of Feraheme/Rienso outside the U.S., and the level of commercial success of any of such efforts, given the December 2014 arrangement to terminate AMAG’s and Takeda’s license arrangement; (5) uncertainties regarding the likelihood and timing of potential approval of Feraheme/Rienso in the U.S., the EU and Canada in the broader IDA indication; (6) the possibility that following review of new safety information, the FDA or regulators in Europe and Canada will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current CKD indication for Feraheme/Rienso, or cause Feraheme/Rienso to be withdrawn from the market, and the additional costs and expenses that will or may be incurred in connection with such activities; (7) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso or Makena and in turn affect sales or AMAG’s ability to market such product; (8) AMAG’s patents and proprietary rights; (9) maintaining the benefits associated with Makena’s orphan drug exclusivity status; (10) the risk of an Abbreviated New Drug Application (ANDA) filing, especially (i) as to Feraheme following the FDA’s draft bioequivalence recommendation for ferumoxytol published in December 2012 and (ii) as to Makena given the history of the approved drug Delalutin (the original version of 17-alpha-hydroxyprogesterone caproate) for conditions other than reducing the risk of preterm birth; (11) AMAG’s ability to execute on, or to realize the expected results from, its long-term strategic plan; (12) the possibility that AMAG will not realize expected synergies and other benefits from its acquisition of Lumara Health, as well as AMAG’s ability to pursue additional business development opportunities, especially in light of AMAG’s being highly leveraged; (13) the impact on sales of Makena from competitive, commercial payor, government (including federal and state Medicaid reimbursement policies), physician, patient or public responses with respect to product pricing, product access and sales and marketing initiatives, as well as patient compliance and the number of preterm birth risk pregnancies for which Makena may be prescribed; (14) the likelihood that labeling changes may be used to support product liability claims that the prior product labeling did not adequately disclose the risk of adverse events; (15) compliance with restrictive and affirmative covenants with respect to substantial indebtedness incurred to finance the acquisition of Lumara Health, including a requirement that AMAG reduce its leverage over time; (16) the possibility that AMAG will need to raise additional capital from the sale of its common stock, which will cause significant dilution to its stockholders, in order to satisfy its contractual obligations, including its debt service, milestone payments that may become payable to Lumara Health’s stockholders, or in order to pursue business development activities; (17) the availability and timing of tax net operating loss carryforwards; (18) the manufacture of AMAG’s products, including any significant interruption in the supply of raw materials or finished product and (19) other risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and subsequent filings with the SEC. Any of the above risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. Use of the term “including” in the two paragraphs above shall mean in each case “including, but not limited to.” AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademarks of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of PlasmaTech Biopharmaceuticals, Inc. (formerly known as Access Pharmaceuticals, Inc.). Rienso™ is a trademark of Takeda Pharmaceutical Company Limited. Lumara Health™ is a trademark of Lumara Health Inc. Makena® is a registered trademark of Lumara Health Inc.

Non-GAAP Financial Measures Reconciliation for Forward-Looking Guidance

($ in millions)	2015 Guidance
GAAP Net Income	$95 - $105
Add - depreciation and amortization of intangibles	$50 - $55
Add - interest expense, net	$40
EBITDA	$185 - $200
Less — non-cash collaboration revenue	$41 - $42
Add — non-cash inventory step-up	$10 - $12
Add - stock compensation	$12 - $14
Add - adjustment to contingent consideration	$15 - $16
Add — severance and restructuring	$2 - $3
Adjusted EBITDA	$180 - $200
Less - cash interest expense, net	$30
Cash earnings	$150 - $170

CONTACT:

AMAG Pharmaceuticals, Inc.

Katie Payne, 617-498-3303